Exhibit 5.1

SNR Denton US LLP Two World Financial Center New York, NY 10281-1008	T +1 212 768 6700 F +1 212 768 6800 snrdenton.com

December 16, 2011

Board of Directors
Pulse Electronics Corporation
12220 World Trade Drive
San Diego, California,  92128

Re:      Pulse Electronics Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Pulse Electronics Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8, and any amendments thereto (the “Registration Statement”), as filed with the Securities and Exchange Commission  (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration under the Securities Act of 120,438 shares (the “Shares”) of the Company’s common stock, par value $0.125 per share (the “Common Stock”) to be issued pursuant to Section 1 of the Amendment dated November 11, 2011 to the Employment Agreement dated January 7, 2011, as amended September 16, 2011, between Ralph E. Faison and the Company (the “Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan; (ii) the Company’s Articles of Incorporation, as  amended and restated as of May 18, 2011; (iii) the Company’s Amended and Restated By-Laws; and (iv) resolutions adopted by the Company’s Board of Directors on December 15, 2011. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. As to various questions of fact material to this opinion, we have also relied upon representations and warranties of the Company and upon such certificates and other instruments of officers of the Company and public officials furnished to us by the Company, in each case without independent investigation or verification of their accuracy.  We have also assumed that there are no agreements or understandings between or among the Company and Mr. Faison that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the Company and Mr. Faison thereunder, and that the Plan has been duly authorized and validly executed and delivered by the parties thereto.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Pulse Electronics Corporation December 16, 2011 Page 2

In rendering this opinion letter, we do not express any opinion concerning any law other than the corporate laws of the Commonwealth of Pennsylvania (which includes the Pennsylvania Business Corporation Law and applicable provisions of the Pennsylvania constitution, as well as reported judicial decisions interpreting same), and, to the extent passed upon herein, the federal laws of the United States. We call your attention to the fact that this Firm does not engage in practice of law, generally, in the Commonwealth of Pennsylvania nor does this Firm have any office therein.  A member of the Firm who is admitted to practice in the Commonwealth of Pennsylvania has reviewed the opinions expressed herein.

This opinion is expressed as of the date hereof.  We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any new facts that might affect any view expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

We are delivering this opinion to you at your request in accordance with the requirements on Item 601(b)(5) of Regulation S-K under the Securities Act, and not for any other purpose.

Very truly yours,

SNR Denton US LLP